EXHIBIT 99.2

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Appoints Dr. Maher Albitar as Chief Medical Officer

Ft. Myers, Florida – January 9, 2012 - NeoGenomics, Inc. (NASD OTC BB: NGNM), a leading provider of cancer-focused genetic testing services, announced today the appointment of Dr. Maher Albitar as Chief Medical Officer and Director of Research and Development.

From 2003 to 2010, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, and Chief of Research and Development, for Quest Diagnostics Nichols Institute. He was responsible for the development of numerous tests and inventions in molecular testing and plasma-based testing. From 1991 through 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center where he also served as Director of the Leukemia and Molecular Laboratory in the Division of Laboratory Medicine and Pathology Medicine. He was also a tenured full professor in the Departments of Leukemia and Pathology. Most recently, Dr. Albitar served as the Chief Medical Officer of Health Discovery Corporation (“HDC”), and he will remain as a member of the Board of Directors of HDC.

Dr. Albitar attended medical school at Damascus Medical School, completed his Anatomic Pathology and Clinical Pathology Residency at Brown University, and completed a Hematopathology Fellowship as well as a post-doctoral training in Genetics at the Howard Hughes Medical Institute at the University of Pennsylvania. He holds numerous patents and has authored more than 300 peer-reviewed papers, book chapters, and review articles. Dr. Albitar has served on a variety of medical editorial review boards and is a frequent guest speaker at national and international conferences.

Doug VanOort, Chairman and CEO, commented, “We are delighted to welcome Dr. Maher Albitar to our company. Our company’s roots are in the diagnosis of hematologic cancers, and Dr. Albitar is world renowned for his expertise in Hematopathology and Molecular Oncology. Additionally, Dr. Albitar’s passion for innovation and development of new molecular genetic tests will enhance our ability to develop and launch novel new tests targeting a variety of cancers. We expect innovation and the launch of proprietary products to be an ever more important driver of future growth for our company.”

Dr Albitar commented, “NeoGenomics has established an excellent reputation as one of the premier cancer testing laboratories in America and I am honored to join the executive team. The recent agreement between NeoGenomics and Health Discovery Corporation provides the perfect environment for innovation and the development of clinical models based on pattern recognition and multi-analyte analysis. I look forward to helping NeoGenomics commercialize a number of new proprietary laboratory developed tests and other products based on combining recent developments in molecular techniques with HDC’s pattern recognition technology.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA and Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, urologists and other clinicians, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

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